UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2017 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Indiana	47-4850538
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On February 23, 2017, the Board of Directors of hhgregg, Inc. (“the Company”) approved a plan to close 88 stores to reallocate resources to align more closely with its strategic goals to improve liquidity and return to profitability.  In connection with the store closures, the Company plans to close one regional distribution center and two local distribution centers which supported the closed store locations.

 The Company expects to begin the store and distribution center closures on March 3, 2017 and to complete the closings by mid-April 2017.  In connection with these plans, the Company expects to incur total pre-tax charges of approximately $12 million to $21 million. This estimate is comprised of approximately $5 million to $10 million related to asset impairment costs, $5 million to $7 million in employee termination costs and $2 million to $4 million for other associated costs. These charges are estimates, and the actual charges may vary materially based on various factors, including timing of the closures; actual associate terminations and benefits; changes in management’s assumptions and other plans; and other factors. The Company also has approximately $190 million outstanding for operating lease obligations relating to these stores and distribution centers. As of the time of filing, the Company is unable in good faith to make a determination of an estimate or range of estimates related to the future cash expenditures for these operating lease obligations as it does not have reliable estimates of sublease income.

Item 2.06.	Material Impairments

As disclosed in item 2.05 above, the Company has committed to close 88 stores and three distribution centers effective on March 3, 2017. These store and distribution center closings are expected to result in non-cash charges of approximately $5 million to $10 million for impairment of the Company's long-lived assets associated with these stores and distribution centers. To the extent required to be provided in this Item 2.06, the information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release of hhgregg, Inc. dated March 2, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

hhgregg, Inc.

Date: March 2, 2017	By:	/s/ Kevin J. Kovacs
Kevin J. Kovacs
SVP, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release of hhgregg, Inc. dated March 2, 2017.